Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. COMPLETES $50 MILLION OFFERING OF

TRUST PREFERRED SECURITIES

ATLANTA, June 29, 2005, HomeBanc Corp. (NYSE : HMB) (“HomeBanc” or the “Company”) announced today that it has issued $50 million of trust preferred securities through its newly formed Delaware statutory trust, HMB Capital Trust I. The securities mature on June 30, 2035 and are callable by the Company, in whole or in part, at par after five years. These securities have a floating interest rate equal to three-month LIBOR plus 365 basis points per annum, resetting quarterly. The securities were placed in a private transaction exempt from registration under the Securities Act of 1933, as amended and are Rule 144A eligible.

Patrick S. Flood, Chairman and Chief Executive Officer, stated, “We issued trust preferred securities to take advantage of a great opportunity to raise capital efficiently and on attractive terms. The proceeds will be used to leverage growth in our investment portfolio of prime quality, adjustable rate residential mortgage loans that we originate.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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